Exhibit (a)(54)

VOYA EURO STOXX 50 INDEX PORTFOLIO

PLAN OF LIQUIDATION AND DISSOLUTION OF SERIES

This Plan of Liquidation and Dissolution of Series (the "Plan") is made by Voya Variable Portfolios, Inc. (the "Company"), a Maryland corporation, with respect to Voya Euro STOXX 50 Index Portfolio (the "Series"), a separate series of shares of stock, and a segregated portfolio of assets, of the Company. The Series is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). This Plan is intended to accomplish the complete liquidation and dissolution of the Series in conformity with all applicable provisions of Maryland law, the Investment Company Act, the Internal Revenue Code of 1986, as amended (the "Code"), and the Company's Amended and Restated Articles of Incorporation dated May 1, 2002, as amended and supplemented (the "Articles of Incorporation").

WHEREAS, the Company's Board of Directors (the "Board") has determined, on behalf of the Series, that it is in the best interests of the Series and its shareholders to liquidate and dissolve the Series; and

WHEREAS, by resolutions of the Board on January 24, 2020, the Board considered and adopted this Plan as the method of liquidating and dissolving the Series in accordance with applicable provisions of Maryland law and the Company's Articles of Incorporation and By-Laws, including but not limited to, Article Second (Paragraph 6) of the Articles of Incorporation.

NOW, THEREFORE, the liquidation and dissolution of the Series shall be carried out in the manner hereinafter set forth.

1.Effective Date of Plan. This Plan shall become effective, subject to shareholder approval, with respect to the Series on April 16, 2020 (the "Effective Date"), which shall be the date of dissolution for purposes of Maryland law. As of the close of business on the Effective Date, the Series shall cease (or have ceased) the public offering of its shares and shall be officially closed to new sales.

2.Liquidation. As soon as practicable following the Effective Date, the Series shall be liquidated (the "Liquidation"). This Plan is intended to constitute a plan of liquidation under Sections 331, 332 and 562 of the Code, as applicable.

3.Cessation of Business. Upon the Effective Date, the Series shall not engage in any business activities, except for the purposes of winding up its business and affairs and reducing its assets to cash, and shall distribute the Series' assets, including as such assets have been reduced to cash, to its shareholders in accordance with the provisions of this Plan.

4.Liquidation of Assets. As soon as it is reasonable and practicable after the Effective Date, but in no event later than, April 24, 2020 (the "Liquidation Date"), all portfolio securities of the Series not already converted to cash or cash equivalents shall be converted to cash or cash equivalents. If any portion of the assets of the Series cannot reasonably practicably be converted to cash or cash equivalents during the period prior to the Liquidation Date, the Series may pay one or more liquidating distributions by transferring, on behalf of the shareholders, assets that were not able to be converted to cash or cash equivalents to a

Exhibit (a)(54)

liquidating trust. The final liquidating distribution to the Series' shareholders shall occur within 24 months of the Effective Date.

5.Liabilities. During the period prior to the Liquidation Date, the Series shall pay, discharge, or otherwise provide for the payment or discharge of, any and all liabilities and obligations of the Series. If the Series is unable to pay, discharge or otherwise provide for any liabilities of the Series during the period prior to the Liquidation Date, the Series shall make reasonable provision for the payment of such liabilities and any contingent liabilities as required by Maryland law, including, without limitation, retaining cash or cash equivalents in an amount that it estimates is necessary to discharge (i) any unpaid liabilities and obligations of the Series on the Series' books as of the Liquidation Date and (ii) such contingent liabilities of the Series as the Company's officers may reasonably deem to exist.

6.Deferred Compensation Plan for Independent Directors. The Series shall terminate the Deferred Compensation Plan for Independent Directors maintained by the Series (the "Deferred Compensation Plan"), pursuant to Section 8.1 of such Deferred Compensation Plan, effective as of the Liquidation Date, and all unpaid amounts in the bookkeeping accounts of the Directors of the Series participating in the Deferred Compensation Plan with respect to the Series as of the Liquidation Date shall be paid in a lump sum to such Directors, in accordance with Section 8.1 of such Deferred Compensation Plan, on the Liquidation Date or as soon as administratively practicable thereafter, but in all events by the later of (1) the end of the calendar year in which the Deferred Compensation Plan termination occurs and (2) the end of the first calendar year in which the payment is administratively practicable.

7.Distribution to Shareholders. After giving effect to any dividends declared pursuant to Section 8 below, the Series' assets will be distributed ratably among the Series' shareholders of record at the close of business on the Liquidation Date in one or more cash payments. Unless otherwise instructed by a contract holder, the value of such cash payments that underlie variable annuity or variable life insurance contracts shall be allocated to Voya Government Liquid Assets Portfolio. The value of such cash payments that underlie variable annuity or variable life insurance contracts shall be allocated to Voya

Government Liquid Assets Portfolio. The first distribution of the Series' assets is expected to consist of cash representing substantially all of the assets of the Series, less the amount reserved to pay creditors of the Series, if any. In any event, the final liquidating distribution to the Series' shareholders shall occur within 24 months of the Effective Date.

If the Series is unable to make distributions to all of the Series' shareholders because of the inability to locate shareholders to whom distributions in cancellation and redemption of Series shares are payable, the Company may create, in the name and on behalf of the Series, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining assets of the Series in such trust for the benefit of the shareholders.

Exhibit (a)(54)

8.Receipt of Cash or Other Distributions After the Liquidation Date. Following the Liquidation Date, if the Series receives any cash or other property that it had not recorded on its books on or before the Liquidation Date, except as otherwise described below, such cash or other property will be paid or otherwise disbursed as contemplated by the Voya Funds Procedures for Distribution of Proceeds to Reorganized and Liquidated Funds as in effect as of the Effective Date and attached hereto as Exhibit A.

9.Satisfaction of Federal Income and Excise Tax Distribution Requirements. At or immediately prior to the Liquidation Date, the Series shall, if necessary, have declared and paid a dividend or dividends which, together with all previous dividends qualifying for the deduction for dividends paid under Section 561 of the Code, shall have the effect of distributing to the shareholders of the Series all of the Series' investment company taxable income, all of the Series' net capital gain, if any (after reduction for any capital loss carry- forward), and all of the Series' net tax-exempt income, if any, in each case earned or accrued: (i) in the taxable year of the Series ending on the Liquidation Date, and (ii) in any prior taxable year in respect of which, at the time of declaration and payment of the dividend(s), the Series is eligible to declare and pay a spillback dividend under section 855(a) of the Code and computed in each case without regard to any deduction for dividends paid, and any additional amounts necessary to avoid any excise tax described in Section 4982 of the Code for such periods.

10.Expenses. The Series' investment adviser, Voya Investments, LLC, shall bear (either directly or through its expense reimbursement provision with the Series) the expenses incurred in connection with carrying out this Plan with respect to the Series including, but not limited to, printing, legal, and the expenses of reports to shareholders, whether or not the Liquidation contemplated by this Plan is effected. Any expenses and liabilities attributed to the Series that were not accrued at the time of the Liquidation will also be borne by Voya Investments, LLC, unless such expenses and liabilities, or any portion thereof, shall be payable under an insurance policy purchased by the Company.

11.Powers of Board of Directors. The Board and, subject to the direction of the Board, its officers shall have authority to do or authorize any or all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of the Investment Company Act or any other applicable laws. The death, resignation or disability of any Director or any officer of the Company shall not impair the authority of the surviving or remaining Directors or officers to exercise any of the powers provided for in the Plan.

12.Amendment of Plan. The Board shall have the authority at any time to authorize variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effect the liquidation of the Series, and the distribution of the Series' net assets to its shareholders in accordance with the laws of the State of Maryland, the Investment Company Act, the Code, and the Articles of Incorporation, if the Board determines that such action would be advisable and in the best interests of the Series and its shareholders.

Exhibit (a)(54)

13.Termination of Plan. This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board at any time prior to the Liquidation Date if circumstances should develop that, in the opinion of the Board, in its sole discretion, make proceeding with this Plan inadvisable for the Series.

14.Filings. As soon as practicable after the final distribution of the Series' assets to shareholders, the Company shall file a notice of liquidation and dissolution of the Series and any other documents as are necessary to effect the liquidation and dissolution of the Series in accordance with the requirements of the Company's Articles of Incorporation, Maryland law, the Code, any applicable securities laws, and any rules and regulations of the U.S. Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Series is so qualified, as well as the preparation and filing of any tax returns, including, but not limited to the Series' final income tax returns, Forms 966, 1096 and 1099. Upon the last to occur of the foregoing, the Series shall be deemed terminated.

15.Further Assurances. The Company shall take such further action, prior to, at, and after the Liquidation Date, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

16.Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Maryland.

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Exhibit (a)(54)

VOYA VARIABLE PORTFOLIOS, INC. on behalf of Voya Euro STOXX 50 Portfolio

By: /s/ Kimberly A. Anderson

Kimberly A. Anderson

Senior Vice President

VOYA INVESTMENTS, LLC

By: /s/ Todd Modic

Todd Modic

Senior Vice President